UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2016
__________________________________

Commission File Number 001-08198

HSBC FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	86-1052062
(State of incorporation)	(I.R.S. Employer Identification No.)
1421 W. Shure Drive, Suite 100 Arlington Heights, IL	60004
(Address of principal executive offices)	(Zip Code)

(224) 880-7000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

HSBC Finance Corporation

Item 2.05. Costs Associated with Exit or Disposal Activities.
See Item 2.06 below.

Item 2.06. Material Impairments.
This filing contains inside information for the purposes of Article 7 of Regulation (EU) No. 596/2014 (the “Market Abuse Regulation”), and constitutes “regulated information" for the purposes of Article 2(1)(k) of Directive 2004/109/EC, as amended (the “Transparency Directive”).
As discussed in prior filings, HSBC Finance Corporation (the "Company") has been engaged in an on-going evaluation of its operations as it seeks to optimize its risk profile and cost structure as well as its liquidity, capital and funding requirements. As part of this on-going evaluation, on September 23, 2016, the Company's Board of Directors approved management's recommendation to transfer all of the Company's remaining real estate secured receivables held for investment to receivables held for sale with an aggregate carrying value of approximately $7.8 billion at August 31, 2016 (including accrued interest) as the Company no longer has the intent to hold these receivables. Upon transferring these receivables to held for sale, the Company anticipates that it will record a lower of amortized cost or fair value adjustment of approximately $550 million ($344 million after-tax) in the third quarter of 2016 to reduce the carrying value of these receivables to fair value where amortized cost exceeds fair value.
Although the Company will transfer these receivables to held for sale in accordance with U.S. GAAP, these receivables do not meet the criteria for classification as held for sale under the Group Reporting Basis which is used for segment reporting. Furthermore, no lower of amortized cost or fair value adjustment is recorded under the Group Reporting Basis which is more fully described in Note 18, "Business Segments," in the Company's 2015 Form 10-K.
These receivables are currently in run-off and while the Company expects that substantially all of these receivables will be sold in multiple transactions through 2017, thereby further accelerating its run-off strategy, the actual time to complete these sales and ultimate earnings impact depend on many factors, including future market conditions.
The Company expects to incur pre-tax costs in connection with the disposal of these receivables through 2017 as set forth in the table below in the aggregate of approximately $100 million ($62 million after-tax) all of which will result in future cash expenditure. There can be no assurance, however, as to the precise timing or amounts of these expenditures.

Total Pre-tax Costs	(in millions)

Collateral and loan review	$37
Sales costs	31
Severance and other employee benefits	21
Lease costs(1)	11
Total	$100

(1)
The timing of the recognition of lease costs differs between U.S. GAAP and the Group Reporting Basis. Under U.S. GAAP, the lease costs will be recorded during 2017 while they will be recorded in third quarter of 2016 under the Group Reporting Basis.

The Company currently anticipates that approximately $45 million ($28 million after-tax) of the costs in the table above will be incurred in 2016, including approximately $25 million ($16 million after-tax) which will be recorded in the third quarter of 2016 for loan review and severance costs.
In addition to the pre-tax costs above, during the third quarter of 2016, the Company will record additional tax expense of approximately $15 million primarily as a result of revaluing its deferred tax assets relating to certain state tax net operating loss carryforwards.
All of the above costs are best estimates prepared under U.S. GAAP and are subject to change. These estimates, as well as other statements contained herein, constitute “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about the Company's future and statements that are not historical facts and represent only its belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward looking statements.

HSBC Finance Corporation

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:    September 23, 2016

HSBC FINANCE CORPORATION

By:	/s/ MICHAEL A. REEVES
Michael A. Reeves
Executive Vice President and
Chief Financial Officer

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